EXHIBIT NO. 99.2

23 March 2005

Dear Shareholders (and friends of AssuranceAmerica),

We are able to report another excellent month with continuing year-over-year growth in both the MGA/Carrier and Retail Agency divisions of our Company! Current year financial data includes agency acquisitions that may not be included in prior year data. Following are some highlights from our February financials:

	FEBRUARY 2005
	(Unaudited)
	Current Month			Year-to-date
	2005	2004	Change	2005	2004	Change
	(in $1,000)		%	(in $1,000)		%
MGA/Carrier Gross Premiums Written	$4,278	$3,464	24%	$7,893	$6,107	29%
Retail Agency Division — Gross Premiums Written	6,327	4,873	29%	12,169	9,345	30%
Retail Agency Division — Revenues	838	659	27%	1,527	1,307	17%
Company Revenues	2,739	2,121	29%	5,161	4,032	28%
Company Pre-Tax Income	302	116	160%	491	154	221%

On the management side, we are pleased to announce that effective March 21, 2005, Ms. Renée Pinczes joined AssuranceAmerica Corporation as its CFO and Senior Vice President. Renée comes to us with an extensive background in property and casualty insurance (Corporate Finance Officer for Consolidated International Insurance Group, and Vice President, CFO and COO with the Jamison Insurance Group), as well as operating and strategic planning experience through her seven years with PRG-Schultz. We expect that with her knowledge and background Renée will play a major role in our future as we plan the growth and direction of AssuranceAmerica Corporation.

To follow your stock and to stay up to date on our press releases, go to www.finance.yahoo.com, symbol ASAM.OB). Thank you for your continued interest and confidence in AssuranceAmerica Corporation.

Sincerely,

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer

This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute
“forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.

5500 Interstate North Parkway — RiverEdge One — Suite 600 — Atlanta, Georgia 30328
770.933.8911 – fax 770.984.0173 — www.assuranceamerica.com